CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-175021 and 333-176139 on Form S-3 and Registration Statement Nos. 333-61969, 333-170451, 333-17451, 333-82787, 333-63264, 333-125697, 333-170448 and 333-170452 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedules of Black Hills Corporation and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion), and of our report dated February 29, 2012 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 29, 2012